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                                                                       EXHIBIT 4

                          Form of Citizenship Legend

     Because this company's vessels operate in the United States coastwise trades, the Shipping Act, 1916, requires that not over 25 percent of its stock may be owned or controlled by Aliens as defined in the Application for Transfer of Shares printed below on this certificate. If this certificate is a DOMESTIC SHARE CERTIFICATE, it has been issued on the representation by the registered owner thereof that it is not held by or for the account of an Alien.

     If the holder of a DOMESTIC SHARE CERTIFICATE is an Alien, or holds for the account of an Alien, the certificate must be exchanged immediately for a FOREIGN SHARE CERTIFICATE, subject to the limitations set forth below. Similarly, where the beneficial interest is transferred from a citizen to an Alien, the record holder shall likewise exchange the certificate.

     No holder of a FOREIGN SHARE CERTIFICATE will in any way be limited in his rights as a stockholder by virtue of the fact that his certificate is so designated. Should such certificate be sold to a United States citizen holding for himself or another United States citizen, the transferee should exchange it for a DOMESTIC SHARE CERTIFICATE.

     Under the Certificate of Incorporation and By-laws the Board of Directors is authorized to establish from time to time, as a condition to the issuance or transfer of shares of the Corporation to or for the benefit of an Alien, the minimum percentage of the total outstanding shares of the Corporation which shall be owned by United States citizens, which minimum percentage may, in the discretion of the Board of Directors, exceed the minimum percentage required by the Shipping Act.

     Any purported sale, transfer or other disposition to Aliens of shares evidenced by DOMESTIC SHARE CERTIFICATES which, at the time of presentation to the transfer agent of the Corporation, would result in reducing the ownership of shares by United States citizens below the minimum United States ownership fixed by the Board of Directors shall be ineffective to transfer the shares or any voting or other rights in respect thereof, and such transfer shall not be recorded on the books of the Corporation. In any such case, any shares represented by DOMESTIC SHARE CERTIFICATES held in the names of or for the account of Aliens will have no rights and the Corporation may regard the certificate, whether or not validly issued, as having been invalidly issued.

     The Corporation will furnish to any share-holder, upon request and without charge, copies of the applicable provisions of the Certificate of Incorporation and the By-laws. Any such request may be addressed to the Corporation or to the Transfer Agent.
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          The shares represented by this certificate will be transferred on the books of the company only if the Application for Transfer of Shares set forth below has been executed by the TRANSFEREE.
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               APPLICATION FOR TRANSFER OF SHARES OF COMMON STOCK


          The undersigned (the "Applicant"), hereby makes application for the transfer to the name of the Applicant of the number of shares of common stock represented by this certificate and hereby certifies to the Corporation that:

          The Applicant IS ____ IS NOT ____ an "Alien".*

          The Applicant WILL ____ WILL NOT ____ hold the shares applied for, or any of them, for or on behalf of an "Alien".*

          The Applicant hereby agrees that, on request of the Corporation, he will furnish proof in support of this certification.

DATE:                               ____________________________
                                       Signature of Applicant

                                    (If the Applicant is a corporation
                                    or a fiduciary, the title of the
                                    person signing on behalf of the
                                    Applicant must be stated.)

* DEFINITION OF "ALIEN"

An "Alien" is:

(1) Any person (including an individual, a partnership, a corporation or an association) who is not a United States citizen or the representative of or fiduciary for any such person;

(2)  any foreign government or the representative thereof;

(3) any corporation or association of which its president or chief executive officer or chairman of its board of directors (or any officer authorized to act in their absence or disability) is an Alien, or of which more than a minority of its directors necessary to constitute a quorum are Aliens;

(4) any corporation, partnership or association organized under the laws of any jurisdiction other than the United States or a State.

(5) any corporation of which more than 25 percent of its stock is owned beneficially or of record, or may be voted by Aliens, or which by any other means whatsoever is controlled by or in which control is permitted to be exercised by Aliens;

(6) any partnership or association in which a general partner or a member, as the case may be, is an Alien or of which more than 25 percent of the interests are owned beneficially or of record by Aliens, or which by any other means is controlled by Aliens;
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  (7)     any trust in which a trustee or any beneficiary with an enforceable interest in the trust is an Alien.

NOTICE: This application constitutes a basis for the Corporation's representation to the United States Government that it is a citizen within the meaning of the Shipping Act, 1916. Any person making a statement herein which he knows to be false may be proceeded against under Title 18, United States Code, Section 1001, which section provides penalties of up to five years imprisonment or a fine of up to $10,000.